Exhibit 99.1

FOR IMMEDIATE RELEASE

Infrastructure Materials Corp. Announces Option Agreement

Reno, Nevada, December 1, 2015 - Infrastructure Materials Corp. (OTC Pink: IFAM; TSXV: IFM) (the “Company”) is pleased to announce that its wholly owned subsidiary, Silver Reserve Corp. (“SRC”), has entered into an exclusive option agreement (the “Option Agreement”) with Gold Resource Corporation (“Gold Resource”) (NYSE MKT: GORO), effective as of November 24, 2015, pursuant to which SRC granted Gold Resource an exclusive option (the “Option”) to purchase 100% of SRC’s interest in the Clay Peters Project.

Upon full execution of the Option Agreement, Gold Resource will pay SRC cash consideration of approximately $121,000 and stock consideration of $200,000 of Gold Resource’s common stock. The Option Agreement has a three-year term during which Gold Resource may exercise the Option at any time for additional cash consideration of $270,000, and additional stock consideration of $1,000,000 in Gold Resource common stock. In the event that Gold Resource elects to exercise the Option, SRC will retain a 2% net smelter return royalty upon gross proceeds realized from commercial production on the Clay Peters Project.

Management is very pleased with this development. Mason Douglas, President and CEO of the Company stated, “I believe that this agreement is in the best interests of the Company. This arrangement serves to move the Clay Peters Project forward and retains an interest in the project should exploration efforts prove successful.”

Infrastructure Materials Corp. is a Reno, Nevada based exploration stage company that is directing its efforts to the exploration and development, if warranted, of cement grade limestone deposits in strategic locations in the United States and precious metal properties located in Nevada.

For further information please see our public filings at www.sedar.com and www.sec.gov/edgar.shtml or contact

Mason Douglas, President and CEO
Phone: 866-448-1073
Email: info@infrastructurematerialscorp.com
or visit our website at www.cementforthefuture.com or
www.infrastructurematerialscorp.com

Gold Resource Corporation (GORO) and its affiliates do not accept responsibility for the adequacy or accuracy of this release.

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

FORWARD-LOOKING STATEMENTS: This press release contains certain “forward-looking statements” within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as “plan,” “expect,” “project,” “intend,” ”believe,” “anticipate,” “estimate” and other similar words or statements to the effect that certain events or conditions “may”, “have” or “will” occur.

This press release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, “resource” is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information unless specifically required by law. The reader is cautioned not to place undue reliance on forward-looking statements.